EXHIBIT 5.1

OPINION OF BARTLIT BECK HERMAN PALENCHAR & SCOTT LLP

November 1, 2007

BabyUniverse, Inc.

1099 18th Street, Suite 1800

Denver, Colorado 80202

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to BabyUniverse, Inc., a Florida corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the registration of 698,110 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be issued under the eToys Direct, Inc. 2004 Stock Incentive Plan, the eToys Direct, Inc. 2005 Stock Incentive Plan and the eToys Direct, Inc. 2006 Stock Incentive Plan (collectively, the “Incentive Plans”), each as assumed by BabyUniverse, Inc. under the Agreement and Plan of Merger dated as of March 13, 2007 by and among BabyUniverse, Inc., Baby Acquisition Sub, Inc. and eToys Direct, Inc. (“eToys”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus, the Incentive Plans, the Company’s and eToys’ Articles of Incorporation and Bylaws (each as presently amended or restated), and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming that the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the Shares, when issued and sold in accordance with the Incentive Plans, the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bartlit Beck Herman Palenchar & Scott LLP